Exhibit (h)(10)

Confidential And Proprietary	Execution Version

Amendment

(dated as of November 12, 2014)

To

Transfer Agency Services Agreement

This Amendment To Transfer Agency Services Agreement, dated as of November 12, 2014 ("Amendment"), is being entered into by and between BNY Mellon Investment Servicing (US) Inc. ("BNYM") and E.I.I. Realty Securities Trust ("Trust"), on its own behalf and on behalf of each series of the Trust listed on the Exhibit A attached hereto (each such series being a "Fund").

Background

BNYM (under its former name PFPC Inc.) and the Fund previously entered into the Transfer Agency Services Agreement, dated as of April 28, 1998 ("Original Agreement"), and amendments to the Original Agreement dated as of May 20, 2002, February 1, 2007 and November 18, 2013, which were supplemented as of April 10, 2012 by a document titled "Terms of Service - Unclaimed Property Services" (collectively, the Original Agreement, amendments and supplement are the "Amended Agreement"). The parties wish to add E.I.I. Realty Securities Fund – Investor Class to the Amended Agreement as set forth in this Amendment.

Terms

IN CONSIDERATION of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree to all statements made above and as follows:

1. Modifications to Amended Agreement. The Amended Agreement is hereby amended as follows:

Exhibit A shall be deleted in its entirety and replaced with the Exhibit A attached to this Amendment.

2. Remainder of Amended Agreement. Except as specifically modified by this Amendment, all terms and conditions of the Amended Agreement shall remain in full force and effect.

3. Governing Law. The governing law of the Amended Agreement shall be the governing law of this Amendment.

4. Entire Agreement. This Amendment constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Amended Agreement.

5. Facsimile Signatures; Counterparts. This Amendment may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Amendment or of executed signature pages to this Amendment by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Amendment.

[Signatures Appear On Following Page]

Confidential And Proprietary	Execution Version

IN WITNESS WHEREOF, the parties indicated below have caused this Amendment To Transfer Agency Services Agreement, dated as of November 12, 2014, to be executed by their duly authorized officers, as of such day and year.

BNY Mellon Investment Servicing (US) Inc.

By: /s/ Karen S. Vavra

Name: Karen S. Vavra

Title: Managing Director

E.I.I. Realty Securities Trust

On its own behalf and on behalf of each Fund

in its individual and separate capacity, and not

on behalf of any other Fund

By: /s/ Michael J. Meagher

Name: Michael J. Meagher

Title: Managing Director, Chief Compliance Officer

Confidential And Proprietary	Execution Version

EXHIBIT A

(Dated: November 12, 2014)

E.I.I. Realty Securities Fund – Institutional Class

E.I.I. Realty Securities Fund – Investor Class

E.I.I. International Property Fund – Institutional Class

E.I.I. Global Property Fund – Institutional Class

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